Exhibit 10.10

PERSONAL EMPLOYMENT AGREEMENT

This Personal Employment Agreement (this "**Agreement**") is entered on April 11, 2013, effective as of April 17, 2013 (the "**Effective Date**"), by and between **Bio Light Israeli Life Sciences Investments Ltd.**, company no. 513680793, a company organized under the laws of the State of Israel, having its principal office at Kiryat Atidim, Building 3, Tel-Aviv, Israel (the "**Company**") and **Itai Bar-Natan**, ID No. 032181703 residing at Emek Braha St., Tel Aviv, Israel (the "**Employee**").

WHEREAS, the Company desires to engage the Employee as its Chief Financial Officer ("**CFO**"), and the Employee represents that he has the requisite skill and knowledge to serve as such; and

WHEREAS, the parties desire to state the terms and conditions of the Employee's engagement by the Company, commencing as of the Effective Date, as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby declare and agree as follows:

1. **Appointment; the Position**

1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, commencing as of the Effective Date, in the capacity of CFO, subject to receipt of all the required approvals.

1.2 The Employee shall perform his duties hereunder at the Company's facilities or in any place which shall be determined by the Company.

1.3 In such capacity, the Employee shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in similar capacities, subject to the instructions and policies of the chief executive officer ("**CEO**"), including, without limitation, those responsibilities listed on **Appendix A**, attached hereto. The Employee shall report regularly to the CEO with respect to his activities. It is clarified that Employee shall not be entitled to further compensation in respect of services rendered by the Employee to the Company's subsidiaries and affiliates.

1.4 Employee shall be employed.

1.5 During the term of this Agreement, the Employee shall not be engaged, directly or indirectly, in any other employment, render services to or engage actively in any other business activities, with or without compensation, for any other person, firm or company, without the prior written consent of the Company. The Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

1.6 The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors or consultants.

2. **Salary**

2.1 The Company agrees to pay to the Employee in consideration for the Employee's obligations to the Company a gross salary of NIS 35,000 (thirty five thousand New Israeli Shekels) per month "**Salary**"), subject to adjustment as set forth below.

2.2 The Salary shall be payable monthly in arrears no later than ninth business day of each month, during the term of the Employee's engagement hereunder.

2.3 The Salary includes consideration for Employees monthly full time employment, plus pre-paid monthly overtime hours (the "**Allowable Overtime**", and collectively with the hours of full time employment, the "**Employment Hours**"). The number of Allowable Overtime is a number of hours calculated as approximately 24% (twenty four percent) out of the number of the Employment Hours. The Employee shall not work beyond the Allowable Overtime, unless Employee receives the prior written consent of the CEO. The Employee shall not be entitled to any further consideration or payment whatsoever other than the Salary, unless expressly specified in this Agreement. The Employee acknowledges that the Salary to which he is entitled pursuant to this Agreement constitutes due consideration for the Allowable Overtime.

2.4 Any wage-based benefit payable pursuant to this Agreement shall be calculated exclusively on the basis of the Salary, unless specified otherwise. Other than the Salary, any other benefits payable pursuant to this Agreement shall not be considered as part of the Employee's salary and no other payments or benefits, including, but not limited to severance payment shall be granted based on such benefit payments.

2.5 The Base Salary and terms of options granted to Employee hereunder, will be reviewed by the Parties, upon completion of the first year of employment

3. **Option**

3.1 Subject to the discretion of the Board of Directors of the Company, Employee shall be granted options to purchase Ordinary Shares of the Company under the Company's Stock Option Plan, upon terms and conditions to be set forth in the Company's standard Share Option Agreement, which shall include among others, such number, exercise price and those vesting terms specified in **Appendix B**.

4. **Bonus**

4.1 Employee shall be entitled to an annual bonus equal to up to NIS 105,000 (the "**Bonus**"), subject to achievement of those certain goals set for a particular calendar year.

4.2 No later than 60 days after the beginning of each calendar year, the CEO shall set those certain goals the achievement of which shall entitle Employee to the Bonus, in whole or in part. Determination whether those certain goals were achieved, in whole or in part, shall be made by the CEO. With respect to the first year of employment, the goals shall be set no later than June 30 , 2013 and the Bonus shall be pro rated to the actual term of employment until January 1, 2014.

5. **<u>Additional Benefits</u>**

5.1 In addition to the Salary set forth in Section 2 above, the Employee shall receive the following benefits, and only such benefits, from the Company, less deductions for all applicable taxes and withholdings under any applicable law:

5.1.1 <u>Company Car</u>. The Employee shall be entitled to the use of a Company car having a use value (שווי שימוש) corresponding to category group 3 which was in use until January 2010 (such as Mazda 3 or Toyota corolla), according to the Company's Policy. . Subject to Company policy, as in effect from time to time, the Company shall pay all expenses incurred as a result of the use of such car, including all fixed and variable maintenance costs, including licenses, insurance, gas and repairs, but not including any fines, reports or other traffic offenses incurred by the Employee. Any applicable tax for the use of the company car will be incurred by the Employee.

Notwithstanding the foregoing, Employee may request in writing to forfeit said entitlement to a company car and in lieu thereof be entitled to an increase in the Salary to be calculated in such a manner that will not increase the total cost to the Company (i.e the aggregate cost to the Company of providing such company car to the Company minus the increase of social benefits to be paid due to the increase in salary and any fines due when company car is returned).

5.1.2 <u>Manager's Insurance</u> The Company shall effect a Manager's Insurance Policy and/or a pension plan, as per the Employee's request (the "**Insurance Policy**") in the name of the Employee, and shall pay a sum equal to 15.83% of the Employee's Salary towards such Insurance Policy, of which 8.33% will be on account of severance pay and 5% on account of pension fund payments and up to a further 2.5% of the Employee's Salary on account of disability pension payments. The Company shall deduct 5% from the Employee's Salary to be paid on behalf of the Employee towards such Insurance Policy as pension fund payment (תגמולים). Employee agrees that the payments by the Company to the Insurance Policy in accordance with the terms hereof, shall be instead of any statutory obligation of the Company to pay severance pay to the Employee, and not in addition thereto, all in accordance with Section 14 of the Severance Pay Law 5726-1963 (the "**Severance Pay Law**"). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, on Employers' Payments to Pension Funds and Insurance Policies Instead of Severance Pay According to Section 14 of the Severance Pay Law, published in the Official Announcement and Advertisements Gazette No. 4659, on July 30, 1998, attached hereto as **<u>Appendix C</u>**, attached hereto.

The Company hereby waives its right to a refund of payments it made to the Insurance Policy, except: (i) in the event that Employee's right to severance pay was denied by a final judgment pursuant to Section 16 or 17 of the Severance Pay Law (in which case Company shall only be entitled to a refund of such funds to the extent that severance pay was denied); or (ii) in the event that the Employee withdrew monies from the

Insurance Policy (other than by reason of an entitling event, i.e. death, disability or retirement at or after the age of sixty (60)).

5.1.3 Further Education Fund Contributions. The Company shall pay a sum equal to 7.5% of the Salary, or such lesser amount as is the maximum amount recognized under the law for tax purposes, and shall deduct 2.5% from the Employee's Salary to be paid on behalf of the Employee toward a further education fund (קרן השתלמות). Use of these funds shall be in accordance with the by-laws of such fund.

Notwithstanding the foregoing, Employee may request in writing to forfeit said entitlement to further education fund contributions and in lieu thereof be entitled to an increase in the Salary to be calculated in such a manner that will not increase the total cost to the Company (i.e the aggregate cost of such contributions minus the increase of social benefits to be paid due to the increase in salary.

5.1.4 Vacation. The Employee shall be entitled to an annual vacation of 16 (sixteen) days per year, which may be accumulated to the extent permitted by law. Each vacation shall be coordinated with the CEO in advance, with adequate regard to the needs of the Company.

5.1.5 Sick Leave The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736-1976.

5.1.6 Recreation Pay The Employee shall be entitled to recreation pay, in accordance with applicable law.

5.1.7 Cellular Phone. The Employee shall be entitled to the reasonable use of a Company cellular phone according to the Company's policy, as may be changed from time to time by the Company.

5.2 Employee shall pay all taxes that may be imposed on him as a result of any benefits granted hereunder.

6. **Expenses**

6.1 The Employee shall be entitled to be reimbursed for all normal, usual and necessary actual business expenses arising out of travel, lodging, meals and entertainment whether in Israel or abroad, provided that (i) Employee provides proper documentation; (ii) such business expenses have been approved by the CEO in advance; and (iii) such expenses are in accordance with the Business Expenses Policy of the Company.

6.2 Employee hereby acknowledges that once reimbursement has been received for goods purchased by Employee on behalf of the Company, such goods shall become the sole property of the Company.

7. **Proprietary Information**

7.1 The Employee acknowledges and agrees that he will have access to confidential and proprietary information concerning the business and financial activities of the Company and information and technology regarding the Company's product research and development, including without limitation, the Company's banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data and know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as "**Proprietary Information**".

7.2 Proprietary Information shall be deemed to include any and all proprietary information disclosed in any manner by or on behalf of the Company and irrespective of form, but excluding information that (i) shall have appeared in any printed publication or patent or shall have become a part of the public knowledge except as a result of a breach of this Agreement by the Employee; (ii) as established by written records, shall have been received by the Employee from a third party having no obligation to the Company, (iii) reflects general skills and experience gained during the Employee's engagement by the Company, or (iii) reflects information and data generally known within the industries or trades in which the Company transacts business.

7.3 The Employee agrees and declares that all Proprietary Information, patents and other rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during his engagement by the Company and after its termination, the Employee will keep in confidence and trust all Proprietary Information, and the Employee will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company.

7.4 The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during his employment and after its termination, the Employee undertakes to keep and hold all such information in strict confidence and trust, and he will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an employee of the Company and consistent with the Company's agreement with such third party. Upon termination of his employment with the Company, Employee shall act with respect to such information as set forth in Section 8.4, *mutatis mutandis*.

7.5 The Employee's undertakings in this Section 7 shall remain in full force and effect after termination of this Agreement or any renewal thereof.

8. **Disclosure and Assignment of Inventions**

8.1 The Employee understands that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business. Employee agrees to share with the Company all his knowledge and experience.

8.2 From and after the date he first became associated with the Company, the Employee undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, concepts, techniques, methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, related to the Company's business or current or anticipated research and development, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, during the period of his employment, whether or not in the course of his employment ("**Inventions**").

8.3 The Employee agrees that all Inventions that are developed during the term hereof will be the sole and exclusive property of the Company ("**Company Inventions**"). Without derogating from Section 9.3 below, Employee hereby confirms that the Salary and additional benefits granted hereunder includes a full and final consideration for the assignment of the intellectual property rights hereunder and that the he will have no claim or demand in connection therewith, and this Section 8.3 shall be considered Employee's waiver of rights to receive consideration, in accordance with Section 134 of the Israeli Patents Law, 5727-1967.

8.4 The Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention; and (b) any and all "Moral Rights" (as defined below) that he may have in or with respect to any Company Invention. He also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Company Invention, even after termination of his work on behalf of the Company. "Moral Rights" mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right".

8.5 The Employee agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company's Inventions in any and all countries. He will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His obligations under this Section 8.5 will continue beyond the termination of his employment with the Company, provided that the Company will compensate him at a reasonable rate for time or expenses actually spent by him at the Company's request on such assistance after such termination. The Employee hereby irrevocably appoints the Chairman of the Board of Directors of the Company or any officer in the Company in his place as his attorney-in-fact to execute documents on his behalf for this purpose.

9. <u>**Non-Competition**</u>

9.1 The Employee agrees and undertakes that he will not, so long as he is employed by the Company and for a period of 12 months following termination of his employment for whatever reason, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, licensor or in any other capacity whatever engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with products or services offered by the Company; provided, however, that the Employee may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

9.2 The Employee agrees and undertakes that during the period of his employment and for a period of 12 months following termination, he will not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, employ any person employed by the Company or retained by the Company as a consultant on the date of such termination or during the preceding 12 months, unless a written consent was granted by the company.

9.3 Without derogating from Section 8.3 above, Employee hereby confirms that the Salary and additional benefits granted hereunder includes a full and final consideration for the non-competition and non-solicitation undertakings under this Section 9 and that the he will have no claim or demand in connection therewith.

9.4 If any one or more of the terms contained in this Section 9 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

10. **Termination**

10.1 This Agreement shall enter into effect upon the Effective Date, and shall remain in effect until terminated by either party by prior written notice of no less than 60 (sixty) days.

10.2 Notwithstanding the aforesaid, the Company shall be entitled to terminate this Agreement with immediate effect, without prior notice, in case of termination for Cause (as defined below), including without limitation due to a material breach of this Agreement by Employee.

For purposes of this Agreement, termination for "Cause" shall mean and include: (i) conviction of any felony involving moral turpitude or affecting the Company and/or any of its affiliates; (ii) any refusal to carry out a reasonable directive of the CEO, or the Board of Directors, which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) a serious breach of trust including, without limitation, theft, self-dealing, embezzlement of funds of the Company and/or any of its affiliates; (iv) ownership direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company and/or any of its affiliates, including those products or services contemplated in a plan adopted by the board of directors of the Company; (v) any breach of the Employee's duties of care to the Company (except for conduct taken in good faith); (vi) any conduct (other than conduct in good faith) materially detrimental to the Company and/or any of its affiliates; (vii) any breach by the Employee of the provisions of Sections 7,8 or 9 herein; (viii) dishonesty by the Employee effecting the Company and/or any of its affiliates as reasonably determined by the board of directors of the Company, and (ix) under circumstances in which upon termination by the Company the Employee's right to receive severance pay under applicable Israeli law is invalidated.

10.3 During the period following notice of termination by any party for any reason, the Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities. At the option of the Company, the Employee shall during such period either continue with his duties or remain absent from the premises of the Company.

10.4 The Employee agrees that upon termination of his employment with the Company, for any reason, he shall (i) promptly deliver and/or return to the Company all the documents, diskettes or other magnetic media, letters, notes, reports and other papers in her possession and relating to his employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at his disposal, including the Employee's badge or other equipment; (ii) delete any information relating to the Company and any of its affiliates or their business from her personal computer, if any, after backing up all relevant information on a storage system accessible by the Company's board of directors; and (iii) coordinate the orderly handing over of his position according to the timetable determined by the CEO or the person designated by the CEO, and hand over in an orderly fashion and in accordance with Company procedures his position, the documents and all the other matters dealt with by him to such person as the Company instructs, all to the satisfaction of the Company.

11. **Mutual Representations**

11.1 The Employee represents and warrants to the Company that there is no limitation or restriction under any law, agreement or otherwise preventing him from entering into this Agreement or preventing or limiting his from performing all of his undertakings hereunder and that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

11.2 The Company represents and warrants to the Employee that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

11.3 Each Party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

12. **Injunction**

Employee agrees that it would be difficult to measure damage to the Company from any breach of Employee of the undertakings set forth in Sections 7,8 or 9 hereof, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach.

Accordingly, Employee agrees that if he breaches any provision of Sections 7, 8 or 9 or 7 hereof, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by Employee without showing or proving any actual damage sustained by the Company.

13. **Notice; Addresses**

13.1 The addresses of the parties for purposes of this Agreement shall be the addresses set forth above, or any other address which shall be provided by due notice.

13.2 All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other party at the earlier of the following two dates: if sent by registered mail, as aforesaid, five business days from the date of mailing; if delivered by hand - upon actual delivery or proffer of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by cable, telex, facsimile or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

14. **Miscellaneous**

14.1 The preamble to this Agreement constitutes an integral part hereof.

14.2 Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

14.3 The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

14.4 No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

14.5 Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

14.6 This Agreement is personal and non-assignable by the Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.

14.7 This Agreement is the only agreement between the parties on the subject matter of the Agreement and supersedes and replaces all other agreements, whether written or oral, between the parties, concerning the subject matter of this Agreement.

Appendix A

Responsibilities

1.	Overall responsibility for the financial management of the Group, including but not limited to:

•	A system of accounting, bookkeeping and payroll services

•	Preparation of financial statements, including the reports to the authorities and the completion of the valuations

•	Tax planning

•	Integration with the subsidiaries

•	Leading the streamlining process

•	Work with the Chief Scientist and government institutions

•	Work with banks and other financial institutions

•	Planning and control – work plans and ongoing control

•	Management of cash flows, funds and investments

•	Management of the internal audit system – SOX, administrative enforcement

•	Management of the system of reporting to the Stock Exchange

2.	Support for fundraising and investor relations efforts

3.	Support for processes of examining companies, investments, negotiations and locating strategic partners

4.	Support for the CEO of BioLight and as defined in the managers of the clusters in financial and economic aspects of managing ongoing activity

5.	Responsibility for the system of administration, insurance, the IT information systems and human resources

6.	Support in performing tasks required to support the strategic implementation of the clusters and the Company’s targets to create value for the shareholders.

Appendix B

Terms of the Option

Name of the Offeree:	Itay Bar Natan
Grant Date:	______, 2013
Type of Options granted:	Option 102 in track with trustee (capital gains)
Number of ordinary shares subject to the option:	1,065,000
Exercise price	NIS 0.35
Purchase term:	The Options will vest during a period of 36 months as of the Grant Date, while at the end of each 12 months, 1/3 of the Options will vest.
Expiration date of the Options:	Options will expire in the event that they are not exercised on the earlier of the following: (1) seven years from the Grant Date of the Options; or (2) 90 days after the date on which the employee-employer relationship and/or service provider relationship is terminated, for any reason; (3) after 12 months transpire from the termination of the employment and/or the service provider relationship of the Offeree due to the death or disability of the Offeree; or (4) immediately upon termination of the employee-employer relationship and/or service provider relationship due to “cause” as defined in the Option Plan.

Itay Bar Natan	Bio Light Israel Life Science Investments Ltd.

Appendix C

General Confirmation of Employer Payments to the

Pension and Insurance Fund in lieu of Severance Pay

(Under the Severance Pay Law, 5723-1963)

By virtue of my authority under Section 14 of the Severance Pay Law, 5723-19631 (hereinafter – the “Law”), I confirm that payments made by an employer as of the date of publication of this Approval, for its employee for comprehensive pension in an annuity provident fund that is not an insurance fund as defined in the Income Tax Regulations (Rules for the Approval and Management of a Provident Fund), 5724-19642 (hereinafter - a “Pension Fund”) or managers insurance, including a possibility of annuity or a combination of payments for a severance plan and a non-annuity plan in an insurance fund as stated (hereinafter – an “Insurance Fund”), including payments made with a combination of payments to a pension fund an insurance funds, whether the insurance fund has an annuity plan or otherwise (hereinafter – the “Employer Payments”), will replace the severance pay owed to the aforesaid employee for the fees from which the said payments were performed and for the period paid (hereinafter – the “Exempt Wages”), provided that all of the following are met:

(1) Employer payments –

(a)	For a pension fund, no less than 14 1/3 % of the Exempt Wages or 12% of the Exempt Wages if the employer pays for his work, and additionally, payments to supplement severance pay to a severance pay provident fund or an insurance fund in the name of the Employee at a rate of 2 1/3% of the Exempt Wages. In the event that the Employee does not pay the 2 1/3% as stated in addition to the 12% – its payments will replace 72% of the severance pay of the Employee, alone;
(b)	To an insurance fund, no less than the following:
(1)	13 1/3% of the Exempt Wages, if the employer pays for the Employee in addition payments to secure monthly income in the case of employment disability as well, in a plan approved by the Commissioner of Capital Markets, Insurance Savings of the Ministry of Treasury, at a rate required to secure 75% of the Exempt Wages or a rate of 2½% of the Exempt Wages, whichever is lower (hereinafter – “Payment to Insure Employment Disability”);
(2)	11% from the Exempt Wages, if the employer also makes Payments to Insure Employment Disability, and in such a case, the employer’s payments will replace 72% of the Employee’s severance pay alone; if the employer pays, in addition to the above, payments to supplement severance pay for a severance pay provident fund or insurance fund in the name of the Employee at a rate of 2 1/3% of the Exempt Wages, the employer payments will replace 100% of the Employee’s severance pay.
(2)	No later than three months from the beginning of the performance of the employer’s payments, a written agreement will be formed between the employer and the Employee, which contains:
(a)	The consent of the Employee to an arrangement under this Approval in a form that specifies the employer payments and the pension fund and insurance fund, as applicable; the said agreement will also include the text of this approval;

(b) In the event that the employer waives in advance any right that it may have to a reimbursement of funds from its payments, unless the Employee’s right to severance pay is negated by a judgment under Sections 16 or 17 of the Law, and if negated or the Employee withdraws money from the pension fund or insurance fund other than due to a Qualifying Event. In this regard, a “Qualifying Event” –

death, disability or retirement at the age of sixty or greater.

(3)	This Approval will not derogate from the right of an employee to severance pay under the law, a collective agreement, expansion order to employment agreement, for Wages in excess of the Exempt Wages.

15th day of Sivan 5758 (June 9, 1998)

(HM 3-327)

Eliyahu Yishai

Minister of Labor and Welfare

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Book of Laws 5723, pp. 136

2 Compendium of Regulations 5724, pp. 1302